UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Lamar Advertising Company
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LAMAR ADVERTISING COMPANY

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

(225) 926-1000

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2025

To our Stockholders:

The 2025 Annual Meeting of Stockholders of Lamar Advertising Company, a Delaware corporation (the “Company”), will be held solely by remote communication, in a virtual-only format, at 9:00 a.m. Central Daylight Time on Thursday, May 15, 2025, for the following purposes:

1.	To elect ten directors, each for a one-year term.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year.

3.	To transact any other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 17, 2025 will be entitled to vote at the meeting.

To be admitted to the virtual-only Annual Meeting, stockholders as of the record date must use the following link: www.virtualshareholdermeeting.com/LAMR2025 and enter the 16-digit control number found on the proxy card or the voting instruction form. By logging into the website, Class A Common Stockholders as of the record date will be able to vote shares electronically on all items to be considered at the Annual Meeting. If a stockholder as of the record date has any question pertaining to the business of the Annual Meeting, it must be submitted in advance of the Annual Meeting by visiting www.proxyvote.com. Questions may be submitted until 10:59 p.m. CDT, on Monday, May 12, 2025. Stockholders must have their proxy cards or voting instruction forms in hand when accessing the website and follow the instructions. To allow us to respond at the Annual Meeting to the maximum number of stockholders, each stockholder will be limited to one question.

We have elected to provide access to our proxy materials over the internet for the holders of our Class A Common Stock under the Securities and Exchange Commission’s “notice and access” rules. Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”), which holders of our Class A Common Stock have received in the mail, and in this Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the virtual Annual Meeting, please either vote by telephone or internet (if you hold shares of our Class A Common Stock) or, if you received printed proxy materials and wish to vote by mail, please promptly sign and return your proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in the attached Proxy Statement as well as in the Notice you received in the mail. If you attend the virtual Annual Meeting and wish to vote your shares in person, your proxy will not be used.

By order of the Board of Directors,

James R. McIlwain, Secretary

Baton Rouge, Louisiana

April 4, 2025

PROXY STATEMENT

i

LAMAR ADVERTISING COMPANY

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2025

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lamar Advertising Company for use at the Annual Meeting of Stockholders to be held solely by remote communication, in a virtual-only format, at 9:00 a.m. Central Daylight Time on Thursday, May 15, 2025, and at any adjournments of the Annual Meeting.

We have elected to distribute our proxy materials for the Annual Meeting to holders of our Class A Common Stock via the internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission (the “SEC”). Accordingly, on or about April 4, 2025, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to holders of Class A Common Stock that contains instructions on how to access the proxy materials, including this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2024, on the internet. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 20, 2025, except for certain exhibits. Holders of our Class B Common Stock and Series AA Preferred Stock will receive printed copies of our proxy materials.

If you are a holder of our Class A Common Stock and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

To be admitted to the virtual-only Annual Meeting, stockholders as of the record date must use the following link: www.virtualshareholdermeeting.com/LAMR2025 and enter the 16-digit control number found on the proxy card or the voting instruction form. By logging into the website, Class A Common Stockholders as of the record date will be able to vote shares electronically on all items to be considered at the Annual Meeting. If a stockholder as of the record date has any question pertaining to the business of the Annual Meeting, it must be submitted in advance of the Annual Meeting by visiting www.proxyvote.com. Questions may be submitted until 10:59 p.m. CDT, on Monday, May 12, 2025. Stockholders must have their proxy cards or voting instruction forms in hand when accessing the website and follow the instructions. To allow us to respond at the Annual Meeting to the maximum number of stockholders, each stockholder will be limited to one question.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 15, 2025

The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/512816.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed March 17, 2025, as the record date for determining the holders of our capital stock who are entitled to vote at the Annual Meeting.

We have two classes of common stock and one class of preferred stock issued and outstanding: Class A Common Stock, $0.001 par value per share, Class B Common Stock, $0.001 par value per share, and Series AA Preferred Stock, $0.001 par value per share. We refer to our Class A Common Stock and our Class B Common Stock collectively as our common stock.

With respect to the matters submitted for vote at the Annual Meeting, each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, and each share of Series AA Preferred Stock is entitled to one vote.

Our Class A Common Stock, Class B Common Stock and Series AA Preferred Stock will vote as a single class on the matters submitted at the Annual Meeting. On March 17, 2025, there were outstanding and entitled to vote 88,107,821 shares of Class A Common Stock, 14,420,085 shares of Class B Common Stock, and 5,719.49 shares of Series AA Preferred Stock.

The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the issued and outstanding shares of Class A Common Stock, Class B Common Stock, and Series AA Preferred Stock entitled to vote at the close of business on March 17, 2025 will constitute a quorum for the transaction of business. If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” We will count broker non-votes, votes withheld, and abstentions as being present at the Annual Meeting for purposes of determining whether a quorum exists.

Holders of our Class A Common Stock who do not attend the virtual Annual Meeting may vote their shares electronically via the internet or by telephone, or may request printed proxy materials and submit the proxy card enclosed therein by mail. Holders of our Class B Common Stock and Series AA Preferred Stock who do not attend the virtual Annual Meeting may vote their shares by submitting the proxy card enclosed in our printed proxy materials by mail, but may not vote their shares electronically via the internet or by telephone.

Internet and telephone voting are available through 11:59 p.m. Central Daylight Time on May 14, 2025. Proxy cards sent by mail, if received in time for voting and not revoked, will be voted at the Annual Meeting according to the instructions on the proxy cards. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting or any adjournments of the Annual Meeting.

Shares counted as present at the Annual Meeting that abstain from voting on a particular matter or that are represented by a broker non-vote as to a particular matter will not be considered as votes cast on that matter. Accordingly, abstentions and broker non-votes will not affect the outcome of any matter to be voted on at the Annual Meeting that requires the affirmative vote of a certain percentage or a plurality of the votes cast on a matter to approve it.

Voting of Proxies

If you hold shares of our Class A Common Stock, please refer to the Notice for instructions regarding how to access our proxy materials and vote your shares electronically via the internet or by telephone. The Notice also contains instructions if you would like to receive a paper copy of our proxy materials and vote by mail. You may also vote at the virtual Annual Meeting. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

If you hold shares of our Class B Common Stock or Series AA Preferred Stock, you may vote by mail by submitting the proxy card enclosed in our printed proxy materials.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive offices, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808. You may also revoke your proxy by attending the virtual Annual Meeting and voting through the virtual Annual Meeting platform. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card.

Householding of Annual Meeting Materials

As permitted by the SEC, we have adopted a procedure called “householding” to satisfy the rules regarding delivery of proxy materials. This means that only one copy of our Notice or proxy materials may have been sent to multiple stockholders with the same last name in your household. We will promptly deliver a separate copy of any document to you upon request. Requests may be made by calling Broadridge Financial Solutions, Inc., toll-free in the United States at 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc. Attn. Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

SHARE OWNERSHIP

Common Stock

The following table sets forth certain information known to us as of March 17, 2025 with respect to the shares of our Class A Common Stock and Class B Common Stock beneficially owned as of that date by: (i) each of our directors and each of our nominees for director; (ii) each of our executive officers named in the 2024 Summary Compensation Table contained in this proxy statement; (iii) all of our directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our Class A Common Stock or Class B Common Stock. Our Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by that holder. Except as otherwise indicated, the address for each stockholder is 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808. Percentage calculations of beneficial ownership are based on 88,107,821 shares of Class A Common Stock and 14,420,085 shares of Class B Common Stock outstanding on March 17, 2025.

Beneficial Owner	Title of Class	No. of Shares Owned**	Percent of Class
Directors, Nominees for Director and Executive Officers
Kevin P. Reilly, Jr.†º	Class A Class B(1)	483,007(2) 11,362,250(3)(4)	* 78.79%(5)
Sean E. Reilly	Class A Class B(1)	126,000(6) 10,557,835(4)(7)	* 73.22%(8)
Anna Reilly†º	Class A Class B(1)	147,337(9) 10,000,000(4)(10)	* 69.35%(11)
Wendell Reilly†º	Class A Class B(1)	11,523(12) 9,500,000(3)	* 65.88%(13)
Jay L. Johnson	Class A	85,400(14)	*
Stephen P. Mumblow†º	Class A	7,844(15)	*
Thomas V. Reifenheiser†º	Class A	43,460	*
John E. Koerner, III†º	Class A	32,968	*
Marshall Loeb†º	Class A	5,192	*
Elizabeth Thompson†º	Class A	4,382	*
Nancy Fletcher†º	Class A	5,725	*
Mitch Landrieu†	Class A	0	*
All Current Directors and Executive Officers as a Group (11 Persons)	Class A & B	15,372,923(16)	14.99%(17)
Five Percent Stockholders
Reilly Family, LLC	Class B(1)	9,000,000(18)	62.41%(19)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A	12,640,281(20)	14.35%

Beneficial Owner	Title of Class	No. of Shares Owned**		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Class A	10,274,928	(21)	11.66%
FMR LLC 245 Summer Street Boston, MA 02210	Class A	5,430,995	(22)	6.16%

*	Less than 1%.
**

This column includes LTIP Units or Common Units of the Company’s operating partnership, Lamar Advertising Limited Partnership (the “OP”) that were vested as of March 17, 2025. LTIP Units of the OP convert into Common Units of the OP upon the occurrence of certain events, and Common Units of the OP are redeemable by the holder for shares of the Company’s Class A Common Stock, or for cash at the general partner’s option.

†	Nominee for director.
º	Current director.
(1)

Upon the sale of any shares of Class B Common Stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A Common Stock. Permitted Transferees include (i) a descendant of Kevin P. Reilly, Sr.; (ii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) above; (iii) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i) and (ii) above; and (iv) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), and (iii) above. Except for voting rights, the Class A Common Stock and Class B Common Stock are substantially identical. The holders of Class A Common Stock and Class B Common Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share on all matters on which the holders of common stock are entitled to vote.

(2)	Includes 59,400 LTIP Units of the OP.
(3)

Includes 566,211 shares held by Ninemile, L.L.C., of which Kevin P. Reilly, Jr. is the managing member, all of which are pledged as collateral for a loan, and 1,796,039 shares held by Grand Pass, L.L.C., of which Kevin P. Reilly, Jr. is the sole manager. Kevin P. Reilly, Jr. has sole voting power over the shares held by Ninemile, L.L.C. but dispositions of the shares require the approval of 66% of the outstanding membership interests. Kevin P. Reilly, Jr. has sole voting and dispositive power over the shares held by Grand Pass, L.L.C. Kevin P. Reilly, Jr. disclaims beneficial ownership in the shares held by Ninemile, L.L.C. and Grand Pass, L.L.C., except to the extent of his pecuniary interest therein.

(4)

Includes 9,000,000 shares held by the Reilly Family, LLC (the “RFLLC”), of which Kevin P. Reilly, Jr. is the executive manager. Kevin P. Reilly, Jr.’s three siblings, Anna Reilly (a nominee for director), Sean E. Reilly (our Chief Executive Officer) and Wendell Reilly (a nominee for director) are the other managers of the RFLLC. The executive manager has sole voting power over the shares held by the RFLLC but dispositions of the shares require the approval of managers representing 75% of the limited liability company interests of the RFLLC. Anna Reilly, Sean E. Reilly, and Wendell Reilly disclaim beneficial ownership in the shares held by the RFLLC, except to the extent of their pecuniary interest therein. All of such 9,000,000 shares are pledged as collateral for a loan.

(5)	Represents 11.08% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(6)	Consists of 126,000 LTIP Units of the OP.
(7)

Includes 757,375 shares held by Jennifer and Sean Reilly Family, LLC and 800,460 shares held by SRAA, LLC, of which Sean E. Reilly is the sole manager. Sean E. Reilly has sole voting and dispositive power over the shares held by the Jennifer and Sean Reilly Family, LLC and SRAA, LLC. Sean E. Reilly disclaims beneficial ownership in the shares held by the Jennifer and Sean Reilly Family, LLC and SRAA, LLC, except to the extent of his pecuniary interest therein.

(8)	Represents 10.30% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(9)	Includes 147,026 shares owned jointly by Anna Reilly and her spouse.
(10)

Includes 700,000 shares held by Truckstop Lunch Ladies LLC (“TLL”) and 300,000 shares owned jointly by Ms. Reilly and her spouse. Ms. Reilly’s spouse has sole voting and dispositive power over the shares held by TLL.

(11)	Represents 9.75% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(12)	Includes 5,000 shares held by his spouse.
(13)	Represents 9.27% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(14)	Includes 10,000 shares of common stock that are held jointly with his spouse and pledged as collateral for a loan. Includes 75,400 LTIP Units of the OP.
(15)	Includes 6,905 shares held in a brokerage margin account. The margin balance outstanding, if any, pursuant to such account may vary from time to time.
(16)	See Notes 1, 2, 3, 4, 6, 7, 9, 10, 12, 14, and 15.
(17)	Assumes the conversion of all shares of Class B Common Stock into shares of Class A Common Stock.
(18)	All of such 9,000,000 shares are pledged as collateral for a loan.
(19)	Represents 8.78% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(20)

As reported in the Schedule 13G/A filed on February 13, 2024 with the SEC for the year ended December 31, 2023, The Vanguard Group has shared voting power with respect to 35,276 shares, sole dispositive power with respect to 12,512,297 shares and shared dispositive power with respect to 127,984 shares.

(21)

As reported in the Schedule 13G/A filed on February 5, 2025 with the SEC for the year ended December 31, 2024, BlackRock, Inc. has sole voting power with respect to 9,794,535 shares and sole dispositive power with respect to 10,274,928 shares.

(22)

As reported in the Schedule 13G filed on February 9, 2024 with the SEC for the year ended December 31, 2023, FMR LLC (“FMR”) has sole voting power with respect to 5,386,568 shares and sole dispositive power with respect to 5,430,995 shares, and Abigail P. Johnson, as the Director, the Chairman and the Chief Executive Officer of FMR, has sole dispositive power with respect to 5,430,995 shares.

Preferred Stock

The Company also has outstanding 5,719.49 shares of Series AA Preferred Stock. Holders of Series AA Preferred Stock are entitled to one vote per share. The Series AA Preferred Stock is held as follows: 3,134.8 shares (54.8%) by the RFLLC, of which Kevin P. Reilly, Jr. is the executive manager and Anna Reilly, Sean E. Reilly, and Wendell Reilly are managers; 1,500 shares (26.2%) by Charles W. Lamar III; 784.69 shares (13.7%) by Mary Lee Lamar Dixon; and 300 shares (5.3%) by the Josephine P. Lamar Test. Trust #1. The aggregate outstanding Series AA Preferred Stock represents less than 1% of the capital stock of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our registered equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes to their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations we received that no other reports were required, we believe that, during the fiscal year ended December 31, 2024, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS OF THE REGISTRANT

Name	Age	Title
Kevin P. Reilly, Jr.	70	Executive Chairman of the Board

Sean E. Reilly	63	Chief Executive Officer and President

Jay L. Johnson	48	Executive Vice President, Chief Financial Officer and Treasurer

Each officer’s term of office extends until the meeting of the Board of Directors following the next Annual Meeting of Stockholders and until a successor is elected and qualified or until his earlier resignation or removal.

Kevin P. Reilly, Jr. was appointed as Executive Chairman of the Board in February 2020 and has served as one of our directors since February 1984. He previously served as our President from February 1989 until February 2020. Mr. Reilly also served as our Chief Executive Officer from February 1989 until February 2011. Prior to becoming President and Chief Executive Officer, Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.

Sean E. Reilly has served as our Chief Executive Officer since February 2011 and President since February 2020. Prior to becoming Chief Executive Officer, Mr. Reilly had been Chief Operating Officer and President of the Company’s Outdoor Division, a position that he had held since November 2001. He began working with the Company as Vice President of Mergers and Acquisitions in 1987 and served in that capacity until 1994. He also served as a director of the Company from 1989 to 1996 and from 1999 until 2003. Mr. Reilly was the Chief Executive Officer of Wireless One, Inc., a wireless cable television company, from 1994 to 1997, after which he rejoined the Company. Mr. Reilly received a B.A. from Harvard University in 1984 and a J.D. from Harvard Law School in 1989.

Jay L. Johnson has been Chief Financial Officer, Executive Vice President and Treasurer of the Company since October 2019. Prior to joining the Company, Mr. Johnson served as Executive Vice President and Chief Financial Officer of DiamondRock Hospitality Company beginning in April 2018 and as Senior Vice President and Treasurer of Host Hotels & Resorts from 2015 to 2018. Prior to his role as Senior Vice President and Treasurer of Host, Mr. Johnson served from 2010 through 2015 in various roles within the corporate finance/treasury group at Host. Prior to Host, he served in a variety of banking roles at KeyBank Real Estate Capital and Bank of America. Prior to these banking roles, he was in the management consulting practice of Deloitte & Touche LLP, the investment banking group at Prudential Securities and the industrial markets trading division of Enron Corporation. He currently serves as a member of the board of directors at SBA Communications Corp. (Nasdaq: SBAC), a leading owner and operator of wireless communications infrastructure. He previously served as a member of the board of directors Newell Brands, Inc. (Nasdaq: NWL), a global consumer goods company, from 2020 to 2024. Mr. Johnson received an M.B.A. from Harvard Business School in 2004 and a B.A. in economics from Morehouse College in 1998.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at ten for the coming year. The Board of Directors, upon recommendation from the Nominating and Governance Committee, has nominated the individuals listed below for election as directors at the Annual Meeting to be held on May 15, 2025, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Each nominee has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

Required Vote

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below.

Nominees for Director

The following table contains certain information about the nominees for director as of March 17, 2025, including their business experience, qualifications and other directorships. All of the directors’ present terms expire in 2025.

Name and Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Director Since

Kevin P. Reilly, Jr. Age: 70

Kevin P. Reilly, Jr. was appointed as Executive Chairman of the Board in February 2020 and has served as one of our directors since February 1984. He previously served as our President from February 1989 until February 2020. Mr. Reilly also served as our Chief Executive Officer from February 1989 until February 2011. Prior to becoming President and Chief Executive Officer, Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region.

Kevin P. Reilly, Jr., with over 35 years of experience at Lamar, has unparalleled knowledge of our business and operating history. He is also the executive manager of our controlling stockholder, the RFLLC. The RFLLC and members of the Reilly family are permitted holders of our Class B Common Stock, which was put in place in connection with our initial public offering in 1996 to provide for continuity of control over the Company and entitles its holders to ten votes per share. Board representation by members of the Reilly family, which has ties to the Lamar family dating back to 1958, also serves to preserve the principles upon which Lamar was founded.

1984

Name and Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Director Since

Anna Reilly Age: 61

Anna Reilly currently serves as Chair of the National Board of Book Harvest and on the Advisory Board of Wake Forest University’s Face to Face initiative. She is the former Chair of the Boston Thurmond Community Network Board, a Purpose Built Community, and Helen Simoneau Danse (through 2020). Her previous board service includes the Winston-Salem Foundation’s Asset Development Committee (2009-2014), Duke University’s Sanford School of Public Policy Board of Visitors (2005-2012), where she chaired the Development Committee, Bethesda Center for the Homeless (2007-2012), and St. Joseph Capital Bank (2001-2006, now Old National Bank). Ms. Reilly also served as a trustee of the Stanley Clark School and Director of the Community Foundation of St. Joseph County. From 1995 to 2000, she owned and operated Lula’s Café in South Bend, Indiana.

Anna Reilly is a manager of our controlling stockholder, the RFLLC, and brings knowledge of our business and operations to the Board. The RFLLC and members of the Reilly family are permitted holders of our Class B Common Stock, which was put in place in connection with our initial public offering in 1996 to provide for continuity of control over the Company and entitles its holders to ten votes per share. In addition, Board representation by members of the Reilly family, which has ties to the Lamar family dating back to 1958, also serves to preserve the principles upon which Lamar was founded. Ms. Reilly’s background and continued commitment to civic service also provide us with a valuable perspective on local issues, which is important to us due to our focus on local advertising.

2001

Name and Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Director Since

Wendell Reilly Age: 67

Wendell Reilly has been the Managing Partner of Grapevine Partners LLC since 2000, and previously served as a General Partner Peachtree Equity Partners II, from 2009 until its dissolution. Mr. Reilly also served as Chairman of Berman Capital Advisors until its merger with Cresset Asset Management in 2022. He currently serves as a director of Brown and Brown, Inc. and is the former Chair of its Compensation Committee and its former Lead Director. He also serves as a Trustee Emeritus of Emory University and Trustee of The Carter Center in Atlanta and Director of the International Center for Journalists. He previously served as the Company’s Chief Financial Officer from 1985 to 1989 and director from 1999 to 2001. Mr. Reilly also served as CFO of Haas Publishing Companies from 1989 to 1994, CEO of Grapevine Communications, a group of seven network-affiliated TV stations, from 1996 to 2000 and CEO of SignPost Networks from 2003 to 2011.

Wendell Reilly, with over 30 years of private equity, entrepreneurial and executive management experience in media and communications, has extensive expertise in our industry from both inside and outside Lamar. He also brings valuable insight into the issues facing our management through his experience as a founder and principal in other media companies. Mr. Reilly is also a manager of our controlling stockholder, the RFLLC. The RFLLC and members of the Reilly family are permitted holders of our Class B Common Stock, which was put in place in connection with our initial public offering in 1996 to provide continuity of control over the Company and entitles its holders to ten votes per share. In addition, Board representation by members of the Reilly family, which has ties to the Lamar family dating back to 1958, also serves to preserve the principles upon which Lamar was founded.

2005

Name and Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Director Since

Stephen P. Mumblow Age: 69

Stephen P. Mumblow is the President and Owner of Manhan Media, Inc., Deerfield Media, Inc. and the Deerfield Media group of companies, which own and operate television stations in nine mid-size U.S. television markets and engage in the production and distribution of sports related programming in the United States. Until January 2002, Mr. Mumblow was the President and a Director of Communications Corporation of America, a television and radio broadcasting company, having joined that company in 1998. Mr. Mumblow was a Managing Director of Chase Securities, Inc., an investment banking firm, from March 1988 to August 1998. Prior to that, he was a Vice President of Michigan Energy Resources Company, an intrastate natural gas utility company and cable television and broadcasting concern, and Citibank, N.A., a commercial bank.

Mr. Mumblow brings to the Board experience in advertising and marketing trends based upon his ownership of Manhan Media and Deerfield Media. He also has extensive banking expertise, including with respect to the financing of a wide range of media enterprises and merger and acquisition activity within the media industry. He has also gained valuable expertise both operating and serving on the boards of businesses in the television, radio and newspaper industries, experience which provides him with insight into the Company’s competitive and strategic landscape. His financial acumen and experience, including qualification as an Audit Committee Financial Expert, provides our Board with valuable skills and a strong background in financial reporting and balance sheet management.

1999
Thomas V. Reifenheiser Age: 89

Thomas V. Reifenheiser was a Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc., an investment banking firm, from 1995 to 2000. He joined Chase in 1963 and was the Global Media and Telecom Group Executive since 1977. He has served as a director of Cablevision Systems Corporation, Mediacom Communications Corporation, F+W Publications Inc. and Citadel Broadcasting Corporation.

Mr. Reifenheiser possesses expertise in the finance and banking sector with a specialization in the media industry. His extensive experience serving on corporate boards makes him an invaluable resource on matters of corporate governance, executive compensation, effective board oversight and strategic planning. Mr. Reifenheiser’s vast experience in the broadcasting and publishing industries provides strategic perspective and insight into our industry. His service on our Board also provides us with additional financial expertise.

2000

Name and Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Director Since

John E. Koerner, III Age: 82

John E. Koerner, III has been the managing member of Koerner Capital, LLC, a private investment company, or the President of its predecessor, Koerner Capital Corporation, since 1995. From 1976 to 1995, Mr. Koerner was President and co-owner of Barq’s, Inc. and its subsidiary, The Delaware Punch Company. Mr. Koerner is a member of a number of civic boards including The Nature Conservancy of Louisiana and the World War II Museum. He served as Chairman of the New Orleans Regional Chamber of Commerce for 1995, was a past Co-Chairman of Metrovision, and was the 2002 - 2003 Chairman of the New Orleans Business Council. Mr. Koerner served on the board of Legg Mason, Inc. until July 2014 and IBERIABANK Corporation until 2020.

Mr. Koerner has extensive experience in corporate finance, the management of capital intensive organizations, and capital markets. Through his service on other boards, Mr. Koerner also has experience with a broad range of corporate governance matters. Mr. Koerner’s background and civic board service also provide us with a valuable link to our community, which is important to us because of our focus on local advertising.

2007
Marshall A. Loeb Age: 62

Marshall A. Loeb is the President, Chief Executive Officer and a director of EastGroup Properties, Inc., a self-administered equity real estate investment trust (REIT) focused on the development, acquisition and operation of industrial properties. He previously served as President and Chief Operating Officer of Glimcher Realty Trust from 2005 to 2015. From 2000 to 2005, he served as Chief Financial Officer of Parkway Properties, Inc.

Mr. Loeb has more than 25 years of experience with publicly held REITs. He possesses extensive expertise in the real estate industry and in finance. His experience serving in a variety of executive roles at other REITs provides us with an invaluable strategic perspective.

2018
Elizabeth Thompson Age: 61

Elizabeth Thompson is the CEO of The CAFE Group, a philanthropic organization that advances educational equity. She is also the co-founder, along with her husband, of Cleveland Avenue, LLC, an investment firm that provides financial resources, expertise, and individual support to entrepreneurs to grow and scale their businesses.

Ms. Thompson has extensive leadership experience and decades of experience as a director of non-profit organizations. Through her board service, Ms. Thompson has experience navigating a wide-array of organizational challenges, allowing her to serve as a critical resource. Ms. Thompson’s background and commitment to civic service provides us with a valuable perspective on local issues, which is important to us due to our focus on local advertising.

2019

Name and Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Director Since

Nancy Fletcher Age: 70	Nancy Fletcher served as the President and Chief Executive Officer of the Outdoor Advertising Association of America, Inc., a trade association representing the out of home advertising industry in the United States, from 1991 until her retirement in 2019. Ms. Fletcher has extensive knowledge and experience in our industry. She has particular expertise in navigating various regulatory issues and challenges to our business. She also brings her extensive knowledge of industry best practices, allowing us to better understand and respond to trends in our industry.	2020
Mitch Landrieu Age: 64

Mitchell Landrieu is the founder and president of E Pluribus Unum, an organization that conducts research, engages in community-focused initiatives and advances policy priorities focused on the American South. He has worked in politics for many years, and was most recently co-chair of the Joe Biden and Kamala Harris presidential campaigns beginning in January 2024. Prior to that role, he served as Senior Advisor to President Biden and was responsible for coordinating the implementation of the Infrastructure Investment and Jobs Act beginning in November 2021. He is also the former mayor of the city of New Orleans, serving in office from May 2010 to May 2018, and Lieutenant Governor of Louisiana, serving in office from January 2004 to May 2010. Additionally, he served in the Louisiana House of Representatives, from 1988 to 2004. Mr. Landrieu is also a lawyer, author, speaker and political commentator.

Mr. Landrieu’s extensive experience in public service has endowed him with a deep understanding of urban development and infrastructure, which is invaluable in the outdoor advertising industry. He also brings proven leadership in crisis management, which demonstrates his ability to guide organizations through challenging situations with strategic foresight and resilience. Mr. Landrieu’s background and history of community engagement has allowed him to develop a valuable network in many communities in which we operate, which is important to us because of our focus on local advertising.

		—

Family Relationships

Kevin P. Reilly, Jr., our Executive Chairman of the Board, Sean E. Reilly, our Chief Executive Officer and President, and our directors Anna Reilly and Wendell Reilly are siblings. Kevin P. Reilly, Jr., Anna Reilly and Wendell Reilly are also nominees for director at the Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES

During the year ended December 31, 2024, our Board of Directors held four meetings. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings of our Board’s committee meetings for the committee(s) on which that director served. The Board has standing Audit, Compensation, and Nominating and Governance Committees. During the year ended December 31, 2024, the Audit Committee held five meetings, the Compensation Committee held four meetings, and the Nominating and Governance Committee held two meetings. We encourage, but do not require, our Board members to attend the Annual Meeting of Stockholders. Last year, all of our directors attended the Annual Meeting of Stockholders, except for Mr. Reifenheiser.

Leadership Structure. Kevin P. Reilly, Jr. currently serves as our Executive Chairman of the Board, and Sean E. Reilly serves as our Chief Executive Officer and President. The Board does not have a policy regarding the separation of the roles of Executive Chairman of the Board and Chief Executive Officer, as the Board believes it is in our best interests to make this determination based on an assessment of the current condition of our Company and composition of the Board. The Board has determined that having a member of senior management serve as Executive Chairman of the Board and a separate member of senior management to serve as Chief Executive Officer is in the best interests of our stockholders at this time. This structure makes the best use of management’s extensive knowledge of the Company and our industry, as well as fostering greater communication between management and the Board.

Director Independence. The Board has determined that Messrs. Koerner, Loeb, Mumblow and Reifenheiser and Mss. Thompson and Fletcher are “independent directors” as defined in the Nasdaq Stock Market listing standards, based on information known to the Company and on the annual questionnaire completed by each director. If Mr. Landrieu is elected, the Board has determined that he will also be an “independent director” as defined in the Nasdaq Stock Market listing standards, based on information known to the Company and on the annual questionnaire completed by him.

Meetings in Executive Session. Our independent directors have regularly scheduled meetings at which only independent directors are present. During 2024, the independent directors met in executive session on two occasions.

Risk Oversight. As part of its charter, the Board is responsible for monitoring the risks that affect the Company, including operational, legal, regulatory, strategic and reputational risks. As part of routine Board meetings, management presents the Board with updates regarding key facets of the Company’s operations. The Board is responsible for assessing risks based on their working knowledge of the Company and the risks inherent in its business. As discussed below, the Audit Committee is responsible for monitoring the Company’s financial risk.

Audit Committee. The Audit Committee currently consists of Stephen P. Mumblow (Chair), Thomas V. Reifenheiser, Marshall Loeb and John E. Koerner, III. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence and financial literacy requirements as defined by applicable Nasdaq Stock Market listing standards governing the qualifications of Audit Committee members. Stephen P. Mumblow qualifies as an “audit committee financial expert” under the rules of the SEC and satisfies the financial sophistication requirements under applicable Nasdaq Stock Market listing qualifications. The Audit Committee assists our Board of Directors in fulfilling its responsibility for general oversight over the integrity of our financial statements, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function. The Audit Committee is also responsible for the appointment (and when appropriate, replacement) and oversight of our independent registered public accounting firm and our internal auditor. The Audit Committee operates under a written charter adopted by the Board of Directors. The Board has delegated to the Audit Committee the responsibility of monitoring the Company’s financial risks. Any material financial risks identified by the Audit Committee are reported to the full Board.

Compensation Committee. The Compensation Committee currently consists of Thomas V. Reifenheiser (Chair), John E. Koerner, III, Stephen P. Mumblow and Nancy Fletcher, all of whom our Board has determined are independent directors under the listing standards of the Nasdaq Stock Market governing the independence of directors. The Compensation Committee’s responsibilities include evaluating the performance of the Chief Executive Officer and our other executive officers and reviewing and determining such officers’ cash and equity-based compensation and benefits. The Compensation Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Compensation Committee’s role in setting compensation, delegation of their authority and our use of compensation consultants, please see the Compensation Discussion and Analysis section of this proxy statement, which begins on page 19.

Nominating and Governance Committee. The Nominating and Governance Committee currently consists of John E. Koerner, III (Chair), Thomas V. Reifenheiser, Stephen P. Mumblow and Elizabeth Thompson, all of whom our Board has determined are independent directors under the listing standards of the Nasdaq Stock Market governing the independence of directors. The Nominating and Governance Committee’s responsibilities include identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next Annual Meeting of Stockholders, as well as candidates to fill vacancies on the Board. Additionally, the Nominating and Governance Committee recommends to the Board the directors to be appointed to Board committees. The Nominating and Governance Committee also developed and recommended to the Board a set of corporate governance guidelines and oversees the effectiveness of our corporate governance in accordance with those guidelines. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors.

Mr. Landrieu is the only nominee for director proposed to be elected at the Annual Meeting who is not currently serving as a director of the Company. Mr. Landrieu was recommended for the consideration of the Nominating and Governance Committee by our President and Chief Executive Officer. The Nominating and Governance Committee evaluated Mr. Landrieu’s credentials and experience, in accordance with its process described below, and determined he would be a valuable addition to the Board. The Nominating and Governance Committee then recommended to the Board that the number of directors be increased by one, effective as of the Annual Meeting, and that Mr. Landrieu be named as an additional director nominee, and the Board approved the recommended actions.

To assist in identifying director candidates in the future, the Nominating and Governance Committee may engage the services of third party firms. The Nominating and Governance Committee also considers director candidates suggested by members of the Nominating and Governance Committee, other directors, management and stockholders. The process followed by the Nominating and Governance Committee to evaluate director candidates, includes evaluating biographical information and background materials relating to potential candidates and interviewing (with Board members) selected candidates.

In considering whether to recommend any candidate for inclusion in the Board’s slate of director nominees, the Nominating and Governance Committee will evaluate the candidate against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including, among others:

•	the extent to which the candidate’s skills, experience, and perspective adds to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

•	the candidate’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties;

•	whether the candidate meets the independence requirements under applicable Nasdaq Stock Market listing standards; and

•	the extent to which the candidate holds any position that would conflict with responsibilities to the Company.

The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities.

The Nominating and Governance Committee and the Board do not have a formal diversity policy. In identifying nominees for director, however, consideration is given to the diversity of professional experience, education and backgrounds among the directors so that a variety of points of view are represented in Board discussions and deliberations concerning our business.

Stockholders may recommend candidates for the Nominating and Governance Committee to consider as potential director nominees by submitting names, biographical information, and background materials to the Nominating and Governance Committee, c/o General Counsel, Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808. The Nominating and Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis as further described in the Nominating and Governance Committee’s charter. See “Board of Directors and Committees—Committee Charters” below. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria used for candidates submitted by Board members. The Nominating and Governance Committee will also consider whether to nominate any person nominated by a stockholder in accordance with the provisions of the Company’s bylaws relating to stockholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below. To date, no stockholder has recommended a candidate for director nominee to the Nominating and Governance Committee or to the Board of Directors.

Committee Charters. You may view copies of the charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, as currently in effect, on the corporate governance section of our website, www.lamar.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

REV Broadband (“REV”), a telecommunications company, is 100% owned by entities owned by members of the Reilly family. Entities owned by Sean E. Reilly, Kevin P. Reilly, Jr., and members of their respective immediate families hold a majority stake in REV of approximately 89%. The RFLLC, which is owned by Sean E. Reilly, Kevin P. Reilly, Jr., Anna Reilly and Wendell Reilly, and entities owned by each of them and members of their respective immediate families, holds the remaining minority stake in REV of approximately 11%. EATELCORP, LLC (“EATEL”), a wholly-owned subsidiary of REV, provides phone and internet services to consumers and businesses in Louisiana. EATEL also provides data back-up and recovery services to businesses. During the year ended December 31, 2024, the Company was a customer of EATEL for data back-up and recovery services. The aggregate amount paid by the Company to EATEL for such services since January 1, 2024 was approximately $25,000. Since January 1, 2024, the Company has been contracted by EATEL to provide advertising services in the aggregate amount of approximately $290,000.

Ross L. Reilly is the son of Kevin P. Reilly, Jr., our Executive Chairman of the Board and nominee for director, and the nephew of Sean Reilly, our Chief Executive Officer and President, and our directors and director nominees Wendell and Anna Reilly. Ross is employed as the Vice President of Mergers and Acquisitions and Business Analytics of the Company. In connection with his employment during 2024, Ross’s aggregate compensation, including his base salary, bonus and value of performance stock awards, was approximately $590,000. He is eligible to participate in customary employee benefit programs for his position.

Policy on Related Person Transactions

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest may occur when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Code of Business Conduct and Ethics requires all directors, officers and employees to disclose to management any situations that may be, or appear to be, a conflict of interest. Once management receives notice of a conflict of interest, they will review and investigate the relevant facts and will then generally consult with our General Counsel and the Audit Committee as appropriate.

Under the Audit Committee’s charter, the Audit Committee is responsible for reviewing and pre-approving any related party transactions. Copies of our Code of Business Conduct and Ethics and of our Audit Committee charter are available on our website at www.lamar.com.

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and executive officers complete questionnaires identifying any transactions with us in which the executive officers or directors or any immediate family members have an interest. Any such transactions or other related party transactions are reviewed and brought to the attention of the Audit Committee as appropriate.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Thomas V. Reifenheiser (Chair), John E. Koerner, III, Stephen P. Mumblow and Nancy Fletcher. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our Compensation Committee has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the year ended December 31, 2024, our executive officers consisted of Kevin P. Reilly, Jr., Sean E. Reilly, and Jay L. Johnson, who are also referred to herein as the “named executive officers.” This Compensation Discussion and Analysis sets forth the objectives and material elements of the compensation paid to our named executive officers for fiscal 2024.

Executive Compensation Philosophy

The primary objective of our executive compensation program is to retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure both as compared to similarly situated companies in the media industry and other companies that are our peers in terms of annual revenues. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential cash compensation is tied to goal achievement. We also include performance-based equity grants as a significant component of prospective executive compensation so that the value of a portion of executive compensation is tied directly to the performance of our Class A Common Stock. In addition, discretionary bonuses may be made to executive officers based upon accomplishments outside the scope of the performance metrics used in the Company’s incentive programs.

Use of Compensation Consultants and Peer Group Data

The Compensation Committee did not consult with any compensation consultants in conjunction with its executive officer compensation determinations for fiscal 2024. The Compensation Committee did not set executive officer compensation to a specific percentile of the range of total compensation represented by a specified peer group when making its executive compensation determinations for fiscal 2024, however, the Compensation Committee did review the compensation of the Company’s Chief Executive Officer and the Chief Financial Officer as compared to the compensation paid to similarly situated executives at a peer group of companies. This peer group was constituted of publicly traded media companies in the outdoor advertising and television broadcast industries: OUTFRONT Media, Inc., Clear Channel Outdoor Holdings, Inc., Nexstar Media Group, Inc., Sinclair, Inc., TEGNA Inc. and Gray Media, Inc. Because the Compensation Committee had not previously adjusted executive compensation in a number of years prior to 2024, the Compensation Committee determined that such market data would provide a useful a point of reference and serve as an analytical tool in evaluating proposed compensation changes in 2024. However, the peer group data was not the determinative factor in setting compensation for 2024. In the future, the Compensation Committee may elect not to use comparative compensation information, or may only use such data to in connection with material changes to the Company’s executive compensation program.

Material Elements of Executive Officer Compensation

The key elements of compensation for our executive officers are base salaries, performance-based cash incentive awards and performance-based equity awards. Executives may also participate, on the same terms as all other employees, in a 401(k) retirement savings plan and health and welfare benefits.

Base Salary. We pay a base salary to each of our named executive officers. The objective of base salary is to provide a fixed component of cash compensation to the executive that reflects the level of responsibility associated with the executive’s position and is competitive with the base compensation the executive could earn in a similar position at comparable companies. Base salary for our named executive officers is reviewed annually in light of market compensation, tenure, individual performance, Company performance and other subjective considerations. Typically, Sean E. Reilly makes recommendations to the Compensation Committee with regard to base salary for the executive officers that he believes are justified in light of these considerations.

In March 2024, the Compensation Committee reviewed current base salaries in conjunction with Sean E. Reilly. The Compensation Committee reviewed the roles and responsibilities of each executive officer. The Compensation Committee also noted that the base salary for Sean E. Reilly had not been increased since 2013 and the base salary for Jay Johnson had not been increased since his start date in 2019. Based on this information, the Compensation Committee determined it was appropriate to increase the base salaries for Sean E. Reilly and Jay Johnson effective April 1, 2024, as set forth below. The base salary for Kevin P. Reilly, Jr. was not increased.

	Base Salary prior to April 1, 2024	Base Salary after April 1, 2024
Kevin P. Reilly, Jr. Executive Chairman	$100,000	$100,000
Sean E. Reilly Chief Executive Officer and President	$700,000	$900,000
Jay L. Johnson Executive Vice President, Chief Financial Officer and Treasurer	$600,000	$700,000

Performance-Based Incentive Compensation. The Company’s incentive compensation program for executive officers consists of two types of awards that are granted under the Company’s 1996 Equity Incentive Plan, as amended: (i) a performance-based incentive cash bonus and (ii) a performance-based incentive equity award. This compensation program was designed by the Compensation Committee to link a significant portion of overall executive officer compensation to the achievement of enumerated performance targets. Beginning in 2022, our executive officers received their performance-based incentive equity awards in the form of LTIP Units of Lamar Advertising Limited Partnership (the “OP”), a subsidiary of the Company. LTIP Units are a class of units intended to qualify as “profits interests” of the OP, meaning that initially, an LTIP Unit is not economically equivalent in value to a share of our Class A Common Stock, but over time can increase in value to one-for-one parity with Class A Common Stock by operation of special profit and loss allocations applicable to partners in the OP, including LTIP Unit holders. LTIP Units convert into Common Units of the OP upon the occurrence of certain events, and Common Units of the OP are redeemable by the holder for shares of the Company’s Class A Common Stock after a holding period, which is generally twelve months, or for cash at the general partner’s option. The general partner of the OP is a wholly owned subsidiary of the Company. Each LTIP unit awarded is deemed equivalent to an award of one share of Class A Common Stock reserved under the Company’s 1996 Equity Incentive Plan, as amended.

The LTIP Units granted to the executives in 2024 were subject to vesting and forfeiture conditions established by the Compensation Committee, based on the achievement of performance conditions for fiscal 2024. By utilizing equity awards as a significant portion of executive compensation that are denominated as a fixed number of LTIP Units, rather than a set dollar value, the aggregate value of each executive officer’s compensation is aligned with the performance of the Company’s Class A Common Stock.

Incentive Cash Bonus. In March 2024, the Compensation Committee set target amounts for incentive cash bonuses for each of Kevin P. Reilly, Jr., Sean E. Reilly and Jay L. Johnson with corresponding performance goals. The Compensation Committee reviews those target amounts annually based the executive’s roles and responsibilities, the Company’s performance, and the current economic environment. The Compensation Committee determined that the 2024 target incentive cash bonus would remain unchanged for of the Kevin P. Reilly, Jr. at $250,000 and would be increased for Sean E. Reilly to $900,000 (which is 100% of his base salary) and Jay L. Johnson to $595,000 (which is 85% of his increased base salary). The Compensation Committee determined these increases were appropriate given the fact that such target bonus amounts had not been adjusted in a number of years, and based on evaluations of market data, economic changes, changes to the Company’s business, and consideration of individual and Company performance.

The Compensation Committee then approved the performance goals for 2024 pursuant to which any payout of incentive cash bonus awards would be based, subject to the exercise of any discretion of the Compensation Committee. The Compensation Committee also continued its practice of providing the possibility of higher payouts that provide incentives for superior performance above the 100% targeted levels of achievement, which can result in an incentive cash bonus in an amount that is up to 200% of the target amount.

When setting the performance goals for these executive officers’ incentive cash bonuses for fiscal 2024, the Compensation Committee met with management to review current operating budgets and financial projections along with any current initiatives that could impact the Company’s anticipated 2024 results. The Compensation Committee determined that the Company’s pro forma net revenue growth and EBITDA growth (which is defined as pro forma earnings before interest, taxes, depreciation and amortization and is also adjusted for the effects of equity in (earnings) loss of investee, loss (gain) on extinguishment of debt and investments, stock-based compensation and cash bonuses earned by the named executive officers, loss (gain) on disposition of assets and investments, transaction expenses and capitalized contract fulfillment costs, net) continue to be the appropriate measures on which to base incentive compensation as these measures are the primary measures used by both management and the investor community to evaluate the Company’s performance.

The Compensation Committee’s goal when determining the specific performance thresholds is to set target (100%) goal achievement at a challenging but achievable level based on the 2024 operating budget in order to provide appropriate incentives for management in the context of the current fiscal year’s projected results and current business plan. To align the Company’s performance and the level of award achievement, the Compensation Committee maintained a 65% threshold for minimum achievement of both cash incentive and equity incentive awards, before any discretion exercised by the Compensation Committee. The 2024 performance goals for incentive cash bonuses were based on achievement of pro forma revenue growth and pro forma EBITDA growth for fiscal 2024 over fiscal 2023 with 50% of the total bonus amount tied to each metric. Tables setting forth the actual performance thresholds for fiscal 2024 are set forth below on pages 24 and 25.

Following this review, the Compensation Committee certified that (i) the Company’s pro forma net revenue growth resulted in attainment of 200% of each such named executive officer’s target cash incentive bonus for fiscal 2024 based on revenue, and (ii) the Company’s pro forma EBITDA growth resulted in attainment of 175% of each such named executive officer’s target cash incentive bonus for fiscal 2024 based on EBITDA.

The total 2024 cash incentive bonus for each of Kevin P. Reilly, Jr., Sean E. Reilly, and Jay L. Johnson is set forth below and is reflected in the Non-Equity Incentive Plan Compensation column of the 2024 Summary Compensation Table.

2024 Incentive Cash Bonus

	Portion (50%) Based on Pro Forma Net Revenue Growth ($)	Portion (50%) Based on Pro Forma EBITDA Growth ($)	Total Cash Award ($)
Kevin P. Reilly, Jr. Executive Chairman	$250,000	$218,750	$468,750
Sean E. Reilly Chief Executive Officer and President	$900,000	$787,500	$1,687,500
Jay L. Johnson Executive Vice President, Chief Financial Officer and Treasurer	$595,000	$520,625	$1,115,625

Incentive Equity Awards. The Compensation Committee approved the performance criteria underlying the equity grants for each of Kevin P. Reilly, Jr., Sean E. Reilly and Jay L. Johnson at its March 2024 meeting and made the corresponding LTIP Unit grants in the first quarter of 2024. In setting the incentive equity compensation for 2024, the Compensation Committee (1) increased the amount of LTIP Units achievable at target for each of Sean E. Reilly and Jay L. Johnson (with no change to the amount achievable at target for Kevin P. Reilly, Jr.) and (2) modified the performance goals such that the maximum number of LTIP Units achievable for each executive is equal to 120% of target (which was previously capped at 100% of target). The Compensation Committee determined these changes were appropriate given the fact that number of equity units awarded to each executive had not been adjusted in a number of years, and based on evaluations of market data, economic changes, changes to the Company’s business, individual and Company performance, and consideration of the Company’s stock performance. The Compensation Committee reaffirmed its belief that utilizing fixed unit amounts for the LTIP Unit grants provides appropriate incentives and alignment with interests of stockholders, since the value of the LTIP Units is aligned with Company’s Class A Common Stock, due to the conversion feature.

The target number of LTIP Units for Kevin P. Reilly, Jr. in 2024 was 22,000, which number of units of equity has not been modified since 2020. The target number of LTIP Units for Sean E. Reilly in 2024 was 50,000, which represents an increase in the target number of LTIP Units he was eligible to receive in 2023, which was 44,000. Prior to 2024, the number of annual incentive units of equity that Sean E. Reilly was eligible to receive had not been increased since 2006. The target number of LTIP Units for Jay L. Johnson was 28,000, which represents an increase in the target number of LTIP Units he was eligible to receive in 2023, which was 22,000. Prior to 2024, the number of annual incentive units of equity that Mr. Johnson was eligible to receive had not been increased since 2020, which was his first fiscal year with the Company.

These LTIP Unit awarded in March 2024 were 26,400, 60,000 and 33,600 LTIP Units, respectively, for each of Kevin P. Reilly, Jr., Sean E. Reilly and Jay L. Johnson, which represent the maximum achievable at 120% of the target performance, and such awards were subject to vesting and forfeiture conditions until, and to the extent, the relevant performance goals for fiscal 2024 were met and certified by the Compensation Committee, subject to the discretion of the Compensation Committee to further adjust the awards. The Compensation Committee feels that the use of LTIP Units as a part of its compensation program aligns executive compensation to the creation of stockholder value but not to such an extent that it would create incentives for executives to focus solely on short-term stock appreciation to the exclusion of long-term strategy.

The pro forma revenue growth and pro forma EBITDA growth metrics for fiscal 2024 over fiscal 2023 used in the context of the incentive cash awards were used to determine the achievement of the performance conditions underlying the LTIP Unit awards. Unlike incentive cash awards, there was no opportunity to achieve greater than 120% of the equity award targets utilized for the LTIP Unit awards in 2024.

On that basis, (i) the Company’s pro forma net revenue growth resulted in attainment of 120% of each named executive officer’s incentive equity award target for 2024 based on revenue and (ii) the Company’s pro forma EBITDA growth resulted in attainment of 120% of each named executive officer’s incentive equity award target for 2024 based on EBITDA. The total 2024 incentive equity awards earned by each executive, in the form of LTIP Units, is set forth below and reflected in the Stock Awards column of the 2024 Summary Compensation Table (see footnote 1 to the 2024 Summary Compensation Table, which describes the assumptions underlying the calculation of the aggregate grant date fair value of these awards).

2024 Incentive Equity Awards

	Portion (50%) Based on Pro Forma Net Revenue Growth (#)	Portion (50%) Based on Pro Forma EBITDA Growth (#)	Total LTIP Units Earned (#)
Kevin P. Reilly, Jr. Executive Chairman	13,200	13,200	26,400
Sean E. Reilly Chief Executive Officer and President	30,000	30,000	60,000
Jay L. Johnson Executive Vice President, Chief Financial Officer and Treasurer	16,800	16,800	33,600

The tables that follow set forth the level of pro forma net revenue and pro forma EBITDA growth required for fiscal 2024 over fiscal 2023 to achieve the stated percentage of target incentive awards for our named executive officers as set by the Compensation Committee in February 2024. These goals relate to achievement of both incentive cash and incentive equity awards, except that equity awards, in the form of LTIP Units, cannot exceed their target amount irrespective of goal achievement in excess of the 100% level.

2024 POTENTIAL INCENTIVE AWARDS

Pro Forma Net Revenue Growth(1) – 50%

Incentive Cash Bonus		Incentive Equity Award
Pro Forma Net Revenue Growth	Percentage of Target Bonus Earned	Pro Forma Net Revenue Growth	Percentage of Target Bonus Earned
Less than 1.10%	0%	Less than 1.10%	0%
At least 1.10% but less than 1.40%	65%	At least 1.10% but less than 1.40%	65%
At least 1.40% but less than 1.70%	70%	At least 1.40% but less than 1.70%	70%
At least 1.70% but less than 2.00%	75%	At least 1.70% but less than 2.00%	75%
At least 2.00% but less than 2.30%	80%	At least 2.00% but less than 2.30%	80%
At least 2.30% but less than 2.60%	85%	At least 2.30% but less than 2.60%	85%
At least 2.60% but less than 2.90%	90%	At least 2.60% but less than 2.90%	90%
At least 2.90% but less than 3.20%	95%	At least 2.90% but less than 3.20%	95%
At least 3.20% but less than 3.45%	100%	At least 3.20% but less than 3.45%	100%
At least 3.45% but less than 3.70%	125%	At least 3.45% but less than 3.70%	110%
At least 3.70% but less than 3.95%	150%	At least 3.70% or greater	120%*
At least 3.95% but less than 4.20%	175%
At least 4.20% or greater	200%*

*	Denotes goal achieved for 2024 as certified by the Compensation Committee.
(1)

Pro forma net revenue growth is based on the Company’s net revenue growth in 2024 over 2023 based on actual 2024 net revenue versus 2023 net revenue, as adjusted to reflect acquisitions and divestitures for the same time frame as actually owned in 2024.

2024 POTENTIAL INCENTIVE AWARDS

Pro Forma EBITDA Growth(1) – 50%

Incentive Cash Bonus		Incentive Equity Award
Pro Forma EBITDA Growth	Percentage of Target Bonus Earned	Pro Forma EBITDA Growth	Percentage of Target Bonus Earned
Less than 1.00%	0%	Less than 1.00%	0%
At least 1.00% but less than 1.30%	65%	At least 1.00% but less than 1.30%	65%
At least 1.30% but less than 1.60%	70%	At least 1.30% but less than 1.60%	70%
At least 1.60% but less than 1.90%	75%	At least 1.60% but less than 1.90%	75%
At least 1.90% but less than 2.20%	80%	At least 1.90% but less than 2.20%	80%
At least 2.20% but less than 2.50%	85%	At least 2.20% but less than 2.50%	85%
At least 2.50% but less than 2.80%	90%	At least 2.50% but less than 2.80%	90%
At least 2.80% but less than 3.10%	95%	At least 2.80% but less than 3.10%	95%
At least 3.10% but less than 3.60%	100%	At least 3.10% but less than 3.60%	100%
At least 3.60% but less than 4.10%	125%	At least 3.60% but less than 4.10%	110%
At least 4.10% but less than 4.60%	150%	At least 4.10% or greater	120%*
At least 4.60% but less than 5.10%	175%*
At least 5.10% or greater	200%

*	Denotes goal achieved for 2024 as certified by the Compensation Committee.
(1)

Pro forma EBITDA growth is calculated in the same manner as pro forma net revenue growth with adjustments being made in the 2023 period to reflect acquisitions and divestitures for the same time frame as actually owned in 2024 and is also adjusted, solely with respect to calculation of incentive cash bonuses, to eliminate any expense in the period related to executive bonuses.

Consideration of Prior Stockholder Advisory Vote on Executive Compensation

At the Company’s 2023 Annual Meeting of Stockholders, more than 99% of shares present at the meeting for purposes of the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that meeting, thus ratifying our compensation philosophy and approach. Our Board of Directors and the Compensation Committee considered this overwhelming support, as well as our past operating performance, in making the determination that the fundamental characteristics of our executive compensation program should remain. The next advisory stockholder vote on executive compensation will occur at the 2026 Annual Meeting of Stockholders.

Other Compensation Components

Discretionary Equity Awards. The Company’s incentive compensation program permits the Compensation Committee to grant discretionary equity awards under the Company’s 1996 Equity Incentive Plan, as amended, that are not subject to achievement of performance criteria. The named executive officers did not receive discretionary equity grants in 2024.

Perquisites. We provide certain perquisites to our named executive officers, including use of the Company’s aircraft and a Company car. Our named executive officers are entitled to use our Company aircraft, including for personal travel. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time. More detail on these perquisites and other perquisites provided to our named executive officers may be found in the 2024 Summary Compensation Table.

Deferred Compensation. The Company has a deferred compensation plan for certain officers, including the named executive officers. Under this plan, officers who meet certain criteria are eligible to receive Company contributions into their accounts in the Lamar Deferred Compensation Plan. Officers do not have the option of deferring any portion of their earned cash compensation through additional voluntary contributions to the plan.

The deferred compensation plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts due under the deferred compensation plan. When payments under the plan are due, the funds are distributed from our general assets. The Company does not offer preferential earnings on deferred compensation. Deferred compensation is intended as a long-term savings vehicle for our officers in light of the fact that the Company does not offer any traditional pension or defined benefit plan. The Compensation Committee does not consider deferred compensation accounts when setting executive pay levels, since this represents compensation that has previously been earned and individual accounts are a function of personal investment choices and market-based earnings.

Tax Implications

The Compensation Committee awards compensation to our executive officers as it deems appropriate to meet our overall compensation objectives, even though it may not be fully deductible for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, Section 162(m), prevents publicly held corporations from deducting, for federal income tax purposes, compensation paid in excess of $1,000,000 to certain executives.

Payments Upon Termination or Change–in–Control
We do not have employment agreements or other agreements with any of our executive officers that entitle them to payments upon termination or in the event of a change-in-control.
Compensation Policies and Practices as they Relate to Risk Management
Our management has reviewed its compensation policies and practices in conjunction with the Compensation Committee to determine if these policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Company’s basic compensation structure, as described above, includes base salaries, incentive cash bonuses and, for officers of the Company (including certain non-executive
officers), incentive equity compensation that primarily consists of annual performance-based equity awards. In light of this review of the compensation structure and its mix of both fixed and variable compensation, the Company concluded that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.
Compensation Recovery Policy
Effective October 2, 2023, the Company adopted a Compensation Recovery Policy (the “Clawback Policy”) pursuant to the regulations mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Nasdaq Listing Rule 5608. The Clawback Policy applies to certain incentive-based compensation that is received on or after the effective date. The Clawback Policy requires the Company to recover certain excess incentive-based compensation from current and former executive officers if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or as otherwise described in the Clawback Policy and paid during the three completed fiscal years immediately preceding the trigger date, as defined in the Clawback Policy. Recoverable compensation is defined in the Clawback Policy but generally includes any incentive-based compensation that was granted, earned or vested based wholly or in part upon attainment of any financial reporting measure, to the extent the amount actually received exceeds the amount that would have been received if the incentive-based compensation had been determined based on the restated financial statements.
Equity Grant Timing Practices
The Compensation Committee approves all equity award grants to our named executive officers on or before the grant date. Equity awards are generally made on a predetermined cycle in the first quarter of the fiscal year, though the Compensation Committee maintains discretion to grant additional equity awards outside of the annual grant cycle. The Compensation Committee does not have a practice or policy of granting equity awards in anticipation of the release of material non-public
information and, in any event, does not time the release of material non-public
information in coordination with grants of equity awards in a manner that intentionally benefits the named executive officers or otherwise for the purpose of affecting the value of executive compensation. In fiscal 2024, equity compensation for our named executive officers consisted solely of LTIP Units; we did not grant stock options to our named executive officers in 2024.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, for the year ended December 31, 2024, for filing with the Securities and Exchange Commission.

By the Compensation Committee,

Thomas V. Reifenheiser (Chair)
John E. Koerner, III
Stephen P. Mumblow
Nancy Fletcher

2024 Summary Compensation Table

The following table sets forth certain compensation information for our named executive officers. The table reflects each officer’s position as of December 31, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Kevin P. Reilly, Jr. Executive Chairman of the Board	2024	100,000	—	2,580,380	(5)	—	468,750	382,878	3,532,008
	2023	100,000	—	2,241,140	(6)	—	112,500	320,860	2,774,500
	2022	100,000	—	1,946,780	(7)	—	500,000	168,217	2,714,997
Sean E. Reilly Chief Executive Officer and President	2024	900,000	—	5,864,500	(5)	—	1,687,500	908,034	9,360,034
	2023	700,000	—	4,482,280	(6)	—	430,000	669,697	6,281,977
	2022	700,000	—	3,893,560	(7)	—	800,000	685,834	6,079,394
Jay L. Johnson Executive Vice President, Chief Financial Officer and Treasurer	2024	700,000	—	3,284,120	(5)	—	1,115,625	306,976	5,406,721
	2023	600,000	—	2,297,240	(6)	—	385,000	178,436	3,460,676
	2022	600,000	—	1,946,780	(7)	—	600,000	112,900	3,259,680

(1)

Reflects the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with ASC Topic 718. With respect to performance-based stock awards and LTIP Units, the grant date fair value is calculated assuming the probable outcome of achievement, which on the grant date was expected to be 100% of the target equity incentive award amount, rather than the value of the actual award earned on the date when issued to the officer. For the assumptions underlying the valuation of these awards see Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025. With respect to discretionary stock grants, the grant date fair value is calculated as of the date of grant.

(2)

Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect the incentive cash awards granted at the beginning of each year, earned based on performance criteria during that fiscal year, subject to discretionary adjustments, and paid in the following fiscal year. The 2024 awards are described in further detail under the headings “Performance-Based Incentive Compensation” and “Incentive Cash Bonus” in the Compensation Discussion and Analysis and are also reflected in the table “Grants of Plan-Based Awards in Fiscal Year 2024” under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

(3)

Includes $150,991, $128,006, and $56,317 for Mr. Kevin P. Reilly, Jr. and $510,374, $390,398, and $513,534 for Mr. Sean E. Reilly for the personal use of the Company aircraft in 2024, 2023, and 2022, respectively, as further described below. For Mr. Johnson, includes $66,136 and $17,436 for the personal use of the Company aircraft in 2024 and 2023, respectively. Also includes $149,160, $110,000, and $59,400 for Mr. Kevin P. Reilly, Jr., $339,000, $220,000 and $118,800 for Mr. Sean Reilly, and $189,840, $110,000, and $59,400 for Mr. Johnson, in each case, for 2024, 2023, and 2022 respectively, in respect of dividends paid on unvested LTIP Units during the year. For Mr. Kevin P. Reilly, Jr., for 2024 and 2023, includes $30,228 and $30,354 for personal use of a Company car, respectively. The amounts included in the “All Other Compensation” column also include the following perquisites provided to our named executive officers (except as otherwise indicated), which are valued at the Company’s incremental cost, none of which individually exceeded $25,000: (a) personal use of a Company car (except as noted above with respect to Mr. Kevin P. Reilly, Jr.), (b) Company-paid health insurance premiums and medical reimbursements, and (c) personal use of a Company-owned recreational facility by Mr. Sean E. Reilly and Mr. Kevin P. Reilly, Jr. Executives also have access to a country club at which the Company has a membership, but each executive pays all fees related to such personal use, resulting in no additional incremental cost to the Company.

The Company’s incremental cost for personal use of the corporate aircraft is based on the incremental cost to the Company calculated based on the variable costs, related to the number of flight hours used, including fuel costs, landing/ramp fees, trip-related maintenance, crew travel expenses, supplies and catering, aircraft accrual expenses per hour of flight, any customs and foreign permit or similar fees. Our fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips are excluded. The incremental cost to the Company for personal use of a Company car is calculated as a portion of the annual lease, mileage and fuel attributable to the personal use.

(4)	Also includes employer contributions under the Company’s deferred compensation plan of $50,000 for each of Mr. Kevin P. Reilly, Jr., Mr. Sean E. Reilly and Mr. Johnson for 2024, 2023, and 2022.
(5)

The ASC Topic 718 value of the LTIP Units that vested based on achievement of performance goals for fiscal 2024, which awards were certified as earned by the Compensation Committee on February 19, 2025 was $3,484,800 for Mr. Kevin P. Reilly, Jr., $7,920,000 for Mr. Sean E. Reilly, and $4,435,200 for Mr. Johnson.

(6)

The ASC Topic 718 value of the LTIP Units that vested based on achievement of performance goals for fiscal 2023, as adjusted by the Compensation Committee based on discretionary factors, which awards were certified as earned by the Compensation Committee on February 21, 2024 was $1,245,310 for Mr. Kevin P. Reilly, Jr., $2,490,620 for Mr. Sean E. Reilly, and $2,193,158 for Mr. Johnson.

(7)

The ASC Topic 718 value of the LTIP Units that vested based on achievement of performance goals for fiscal 2022, which awards were certified as earned by the Compensation Committee on February 23, 2023 was $3,893,560 for Mr. Sean E. Reilly and was $1,946,780 for each of Mr. Kevin P. Reilly, Jr. and Mr. Johnson.

Grants of Plan-Based Awards in Fiscal Year 2024

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin P. Reilly, Jr.	3/12/2024	162,500	250,000	500,000
	3/12/2024				14,300	22,000	26,400	2,580,380
Sean E. Reilly	3/12/2024	260,000	400,000	800,000
	3/12/2024				32,500	50,000	60,000	5,864,500
Jay L. Johnson	3/12/2024	195,000	300,000	600,000
	3/12/2024				18,200	28,000	33,600	3,284,120

(1)

Represents the possible cash bonus that could be earned by achieving defined performance goals, subject to the exercise of discretionary adjustments by the Compensation Committee. Threshold amount assumes minimum attainment of both EBITDA and revenue levels to receive payment, before discretionary adjustments.

(2)

These awards constitute LTIP Units that may vest upon achievement of defined performance goals under our 1996 Equity Incentive Plan, subject to the exercise of discretionary adjustments by the Compensation Committee. Threshold amount assumes minimum attainment of both EBITDA and revenue levels to receive payment, before discretionary adjustments.

(3)

Reflects the aggregate grant date fair value in accordance with ASC Topic 718 assuming the probable outcome of achievement, which for performance stock awards on the grant date was expected to be 100% of the target equity incentive award amount, rather than the value of the actual award earned on the date when issued to the officer. For the assumptions underlying the valuation of these awards see Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025.

Outstanding Equity Awards at Fiscal Year-End 2024

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Kevin P. Reilly, Jr.	26,400	3,213,936
Sean E. Reilly	60,000	7,304,400
Jay L. Johnson	33,600	4,090,464

(1)	The LTIP Units set forth below vested in full on February 19, 2025.
(2)	Dollar amounts are based on the closing price of our Class A Common Stock on December 31, 2024, which was $121.74 per share.

Option Exercises and Stock Vested in Fiscal Year 2024

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Kevin P. Reilly, Jr.	11,562	1,245,343
Sean E. Reilly	23,123	2,490,578
Jay L. Johnson	20,362	2,193,191

(1)

Includes 562 LTIP Units, with respect to each of Kevin P. Reilly, Jr. and Jay L. Johnson, and 1,123 LTIP Units, with respect to Sean E. Reilly, that were forfeited by such named executive officer to the Company in respect of dividends paid during 2023 on LTIP Units that were forfeited due to failure to achieve the performance criteria, based on the closing price of our Class A Common Stock on the vesting date.

(2)

Calculated as the product of (a) the number of LTIP Units previously granted on February 24, 2023 that vested on February 21, 2024 and (b) the closing price of our Class A Common Stock on the vesting date.

Non-Qualified Deferred Compensation for Fiscal Year 2024

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Kevin P. Reilly, Jr.	50,000	365,452	7,759,826
Sean E. Reilly	50,000	279,825	2,885,138
Jay L. Johnson	50,000	37,644	317,393

(1)	Amounts in this column are included in the “All Other Compensation” column in the 2024 Summary Compensation Table.
(2)	Amounts in this column are not included in the 2024 Summary Compensation Table because they were not preferential or above market.
(3)

This column includes amounts in each named executive officer’s total deferred compensation account as of the last day of fiscal 2024, which includes (i) the following total previous contributions reported in each of the Company’s previous proxy statements: Mr. Kevin P. Reilly, Jr., $1,311,500, Mr. Sean E. Reilly, $1,015,000, and Mr. Johnson, $200,000; and (ii) aggregate earnings on all previously contributed amounts. This column does not include contributions for each officer for the 2024 fiscal year, which were made in January 2024 and reported in the first column.

The Company sponsors a deferred compensation plan for the benefit of certain of its board-elected officers who meet specific age, years of service and other criteria. Officers that met certain criteria are eligible for annual Company contributions to the plan, depending on the employee’s length of service. The Company’s contributions to the plan are maintained in a rabbi trust. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee’s deferred compensation account either in a lump sum distribution or in twenty percent installments over a five-year period.

Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring public companies to annually disclose the pay ratio between their median employee’s annual total compensation and the total compensation of the principal executive officer. The Company’s principal executive officer is Mr. Sean E. Reilly, its Chief Executive Officer.

For 2024:

•	the annual total compensation of the median of all Company employees (other than its Chief Executive Officer) was $65,680.

•	the annual total compensation of the Company’s Chief Executive Officer, as reported in the Summary Compensation Table on page 29 of this proxy statement, was $9,360,034.

Based on this information, for 2024 the ratio of the annual total compensation of the Company’s Chief Executive Officer to the annual total compensation of our median employee, as required to be reported pursuant to Item 402 of Regulation S-K, was 142:1.

The median employee was identified using a listing of all employees as of December 31, 2024, and calculating the median amount of total 2024 compensation as it would be reported based on the IRS instructions for Box 5, Medicare wages and tips. Actual amounts reported on Box 5 for 2024 were used for all employees who were employed throughout the entire year. We further annualized pay for those individuals not employed for a full year in 2024. Once we identified our median employee, we calculated such employee’s annual total compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the Company’s payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Compensation in Fiscal Year 2024

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2024. Mr. Kevin P. Reilly, Jr. receives no additional compensation for Board service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
John E. Koerner, III	72,500	95,000	167,500
Marshall Loeb	57,500	80,000	137,500
Stephen P. Mumblow	83,500	100,000	183,500
Thomas V. Reifenheiser	72,500	95,000	167,500
Anna Reilly	50,000	75,000	125,000
Wendell Reilly	50,000	75,000	125,000
Elizabeth Thompson	53,000	80,000	133,000
Nancy Fletcher	53,000	80,000	133,000

(1)

Reflects the aggregate grant date fair value recognized for financial statement reporting purposes for fiscal year 2024 in accordance with ASC Topic 718 that relates to the value of the shares awarded upon each director’s election in 2024. For the assumptions underlying the valuation of these awards see Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025.

For 2024, we paid our non-employee directors annual fees in cash of $50,000, paid monthly. We also reimburse non-employee directors for travel expenses incurred to attend Board and committee meetings and expenses incurred to perform other related responsibilities.

Each member of a committee (including the chair of such committee) of the Board of Directors also received an annual committee meeting fee, paid semi-annually in cash, for each committee on which they serve. For each Audit Committee member, the annual fee is $7,500. For each Compensation Committee member and Nominating and Governance Committee member, the annual fee is $3,000.

In 2024, the Chairman of the Audit Committee received an additional annual fee of $20,000. In 2024, the Chairman of the Compensation and the Nominating and Governance Committees each received an additional annual fee of $9,000. These fees are paid on a quarterly basis.

Each non-employee director automatically receives upon his election or re-election at an annual meeting of stockholders a restricted stock award in shares of the Company’s Class A Common Stock with a fair market value as set forth below (rounded down to the nearest whole share), which fair market value is determined based upon the closing price of the Class A Common Stock on the date of such election, 50% of which is fully vested on the grant date and 50% of which vests on the last day of such director’s one-year term (the business day prior to the Company’s next annual meeting of stockholders) with pro-rated grants upon an election other than at an annual meeting of stockholders whether by action of the Board or the stockholders to fill a vacancy or otherwise.

Non-Employee Director	Fair Market Value of Restricted Stock Grant
Non-Committee Members	$75,000
Committee Members (not Chair)	$80,000
Chair of Compensation Committee	$95,000
Chair of Nominating and Governance Committee	$95,000
Chair of Audit Committee	$100,000

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total Compensation for CEO	Compensation Actually Paid to CEO (1)	Average Summary Compensation Table Total Compensation for Other NEOs (2)	Average Compensation Actually Paid to Other NEOs (3)	Company Cumulative TSR (4)	Peer Group Cumulative TSR (4)	Net Income ($ thousands)	Company- Selected Performance Measure - Adjusted EBITDA ($ thousands) (5)
2024	$9,360,034	$8,493,234	$4,469,365	$4,509,889	$171.69	$87.25	$362,939	$1,033,158
2023	$6,281,977	$6,930,537	$3,117,588	$3,413,818	$144.58	$62.48	$496,836	$985,724
2022	$6,079,394	$5,835,634	$2,987,339	$2,865,459	$120.86	$68.11	$438,647	$938,079
2021	$5,934,758	$3,575,038	$3,014,134	$2,894,741	$146.81	$103.30	$388,090	$827,289
2020	$3,912,660	$4,845,020	$2,385,147	$2,220,007	$97.39	$74.93	$243,386	$671,536

(1)
Represents the amount of “compensation actually paid” (“CAP”) to Mr. Sean E. Reilly, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Sean E. Reilly during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Sean Reilly’s total compensation as reported in the Summary Compensation Table (“SCT”) for each year to determine the compensation actually paid:

Compensation Element	2020	2021	2022	2023	2024
Total Comp as Reported in SCT	$3,912,660	$5,934,758	$6,079,394	$6,281,977	$9,360,034
Pension/NQDC as Reported in SCT	—	—	—	—	—
Stock Awards as Reported in SCT	($2,885,960)	($4,035,240)	($3,893,560)	($4,482,280)	($5,864,500)
Option Awards as Reported in SCT	—	—	—	—	—
Pension Value for Current Year	—	—	—	—	—
Adjusted Equity Values and Accrued Dividends(a)	$3,818,320	$1,675,520	$3,649,800	$5,130,840	$4,997,700
Compensation Actually Paid (CAP)	$4,845,020	$3,575,038	$5,835,634	$6,930,537	$8,493,234

(a)	The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments
2020	$3,661,680	$156,640	$3,818,320
2021	$5,337,200	($3,661,680)	$1,675,520
2022	$4,153,600	($503,800)	$3,649,800
2023	$4,676,320	$454,250	$5,130,840
2024	$7,304,400	($2,306,700)	$4,997,700

(2)
Represents the average of the amounts reported for the Company’s named executive officers, excluding Mr. Sean E. Reilly (“NEOs”), as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Sean E. Reilly) included for purposes of calculating the average amounts in each applicable year are Mr. Kevin P. Reilly, Jr. and Mr. Jay L. Johnson.

(3)
Represents the amount of “compensation actually paid” (“CAP”) to the NEOs as a group, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group for each year to determine the compensation actually paid:

Compensation Element	2020	2021	2022	2023	2024
Average Total Comp as Reported in SCT	$2,385,147	$3,014,134	$2,987,339	$3,117,588	$4,469,365
Average Pension/NQDC as Reported in SCT	—	—	—	—	—
Average Stock Awards as Reported in SCT	($1,742,980)	($2,017,620)	($1,946,780)	($2,269,190)	($2,932,250)
Average Option Awards as Reported in SCT	—	—	—	—	—
Average Pension Value for Current Year	—	—	—	—	—
Average Adjusted Equity Values and Accrued Dividends(a)	$1,577,840	$1,898,227	$1,824,900	$2,565,420	$2,972,774
Compensation Actually Paid (CAP)	$2,220,007	$2,894,741	$2,865,459	$3,413,818	$4,509,889

(a)	The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Value of Dividends Paid and not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2020	$1,830,840	($548,878)	($16,263)	$300,023	$12,117	$1,577,840
2021	$2,668,600	($777,104)	—	—	$6,731	$1,898,227
2022	$2,076,800	($251,900)	—	—	—	$1,824,900
2023	$2,338,160	$227,260	—	—	—	$2,565,420
2024	$3,652,200	($679,426)	—	—	—	$2,972,774

(4)
Reflects the cumulative total stockholder return (“TSR”) of each of the Company and OUTFRONT Media Inc., as the Company’s peer, for the year ended December 31, 2020, the two-years
ended December 31, 2022, the three years ended December 31, 2023, the four years ended December 31, 2024, and the five years ended December 31, 2025, assuming a $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends.

(5)
Adjusted EBITDA is defined as net income before income tax expense (benefit), interest expense (income), equity in (earnings) loss of investee, loss (gain) on extinguishment of debt and investments, stock-based compensation, depreciation and amortization, loss (gain) on disposition of assets and investments, transaction expenses and capitalized contract fulfillment costs, net.

Pay Versus Performance Narrative
The following table identifies the only two financial performance measures used by our Compensation Committee to link the CAP paid to our CEO and other NEOs in 2024.

Financial Performance Measures

Adjusted EBITDA

Net Revenue
The following charts reflect how the CAP over the five-year period ended December 31, 2024 aligns to trends in the Company’s TSR, net income and adjusted EBITDA results over the same period. In addition, the chart titled “CAP vs. TSR” reflects that the Company’s TSR over this five-year period tracks the same general trend as the peer group TSR over the same period.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2024, with respect to shares of our Class A Common Stock that may be issued under our existing compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	752,690	(2)	51.30	(3)	1,579,925	(4)
Equity compensation plans not approved by security holders	n/a		n/a		n/a
Total	752,690		51.30		1,579,925

(1)	Consists of the Company’s 1996 Equity Incentive Plan, as amended and 2019 Employee Stock Purchase Plan, as amended.
(2)
Includes shares issuable upon achievement of outstanding performance-based awards under the 1996 Equity Incentive Plan. Does not include purchase rights accruing under the 2019 Employee Stock Purchase Plan, because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Does not take into account shares issuable upon achievement of outstanding performance-based awards, which will be issued for no consideration.
(4)
Includes shares available for future issuance under the 2019 Employee Stock Purchase Plan. Under the evergreen formula of this plan, on the first day of each fiscal year beginning with 2020, the aggregate number of shares that may be purchased through the exercise of rights granted under the plan is increased by the lesser of (a) 500,000 shares,
(b) one-tenth
of one percent of the total number of shares of Class A Common Stock outstanding on the last day of the preceding fiscal year, and (c) a lesser amount determined by the Board of Directors. On January 1, 2025, 87,976 shares of Class A Common Stock were added to the 2019 Employee Stock Purchase Plan pursuant to the evergreen formula.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2024.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting, internal controls, and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq Stock Market listing standards.

Management is responsible for our internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, our independent registered public accounting firm.

In the course of its oversight of the Company’s financial reporting process, the Audit Committee of the Board of Directors has:

•	reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2024;

•	discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standards No. 1301;

•

reviewed and discussed with management and KPMG LLP the Company’s report on internal controls over financial reporting and the adequacy and effectiveness of the Company’s disclosure controls and procedures;

•	received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence;

•	discussed with KPMG LLP its independence; and

•	considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

By the Audit Committee,

Stephen P. Mumblow (Chair) John E. Koerner, III
Marshall Loeb Thomas V. Reifenheiser

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, an independent registered public accounting firm, has audited our financial statements for each of the years ending December 31, 2024, 2023 and 2022. Our Audit Committee has appointed them to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Representatives of KPMG LLP are expected to attend the virtual Annual Meeting to respond to appropriate questions. Representatives of KPMG LLP will also have the opportunity to make a statement, if they desire.

Detailed disclosure of the audit, audit-related and tax fees we paid to KPMG LLP in 2024 and 2023 is set forth below. Based on these disclosures and information in the Audit Committee Report on page 41 of this proxy statement, our Audit Committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly.

Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of KPMG LLP as our independent registered public accounting firm for fiscal 2025. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

Audit Fees and Services

The fees for services provided by KPMG LLP to the Company in 2024 and 2023 were as follows:

	Fiscal 2024	Fiscal 2023
Audit Fees(1)	$2,255,117	$2,028,030
Audit-Related Fees(2)	225,000	130,800
Tax Fees(3)	36,785	33,658
All Other Fees	—	—

Total	$2,516,902	$2,192,488

(1)

Audit Fees for the years ended December 31, 2024 and 2023 were for professional services rendered for the audits of our consolidated financial statements and review of financial statements included in our quarterly and annual financial statements and subsidiary audits. Audit Fees for the years ended December 31, 2024 and 2023 also include costs associated with KPMG LLP’s audit of our internal control over financial reporting.

(2)	Audit related fees consist of professional services rendered for the audit of our employee benefit plan as well as system implementation review procedures.
(3)	Tax Fees for the years ended December 31, 2024 and 2023, respectively, consist of tax compliance fees of $9,785 and $14,025 and tax planning fees of $27,000 and $19,633.

The Audit Committee has adopted policies and procedures that require pre-approval of all audit and permitted non-audit services to be provided by KPMG. All fees in the table above were approved in accordance with the policies and procedures established by the Audit Committee.

Required Vote

The ratification of KPMG LLP as our independent public accounting firm will require a majority of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

The Board of Directors recommends a vote FOR the ratification of KPMG as the Company’s independent public accounting firm.

ADDITIONAL INFORMATION
Other Matters
The Board of Directors is unaware of any business to be conducted at the Annual Meeting of Stockholders other than the matters described in the Notice to Stockholders. If other business is properly presented for consideration at the Annual Meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion on that matter.
Employee, Officer and Director Hedging
Other than its insider trading policy, which prohibits purchases and sales of its securities and related derivative securities while in possession of material non-public
information, the Company does not have any policies that prevent employees (including officers) or directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in hedging transactions related to the Company’s equity securities.
Insider Trading Policy
We have adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of our securities of by directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards. Our insider trading policy states, among other things, that our directors, officers, and employees are prohibited from trading in such securities while in possession of material, nonpublic information. The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Policy on Securities Trading and Inside Information, filed as an exhibit to our Annual Report on Form
10-K.
Communications from Stockholders
The Board will give appropriate attention to written communications submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chair of the Audit Committee will, with the assistance of our General Counsel, (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the other directors as he considers appropriate. Communications specifically addressed to a particular director will be forwarded to that director.
Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chair of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
Stockholders who wish to send communications on any topic to the Board should address such communications to the Chair of the Audit Committee, c/o General Counsel, Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808.

Deadline for Stockholder Proposals and Director Nominations
In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2026 Annual Meeting of Stockholders, we must receive it no later than December 5, 2025 (120 days before the anniversary of the mailing date of this proxy statement), assuming that the 2026 Annual Meeting of the Stockholders is not more than 30 days before or after May 15, 2026. In addition, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the additional requirements of Rule
14a-19(b).
In addition, our bylaws require a stockholder who wishes to bring business before an annual meeting or propose director nominations at an annual meeting to give advance written notice to the Secretary as described in the bylaws. To be timely for the 2026 Annual Meeting of Stockholders, proposals must be received no earlier than January 15, 2026 and no later than February 14, 2026 (120 days and 90 days before the anniversary date of this year’s Annual Meeting, respectively), assuming that the 2026 Annual Meeting of the Stockholders is not more than 30 days before or 70 days after May 15, 2026.
Notices should be given in writing to the Company at its principal executive offices: 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary.
Expenses of Solicitation
We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by our officers and any regular employees in person or by telephone. We expect that the costs incurred in the solicitation of proxies will be nominal.
April 4, 2025
* * * *

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above LAMAR ADVERTISING COMPANY Use the Internet to transmit your voting instructions and for electronic delivery of 5321 CORPORATE BLVD information. Vote by 11:59 p.m. Eastern Time on May 14, 2025. Have your proxy card in BATON ROUGE, LA 70808 hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LAMR2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 14, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following nominees: nominee(s) on the line below. 0 0 0 1. Election of Directors  Nominees 01) Nancy Fletcher 02) John E. Koerner, III 03) Mitch Landrieu 04) Marshall A. Loeb 05) Stephen P. Mumblow 06) Thomas V. Reifenheiser 07) Anna Reilly 08) Kevin P. Reilly, Jr. 09) Wendell Reilly 10) Elizabeth Thompson The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 0 0 0 year 2025. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. . 2 . 0 . 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000670283 partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAMAR ADVERTISING COMPANY The undersigned hereby appoints Kevin P. Reilly, Jr., Sean E. Reilly and Jay L. Johnson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Lamar Advertising Company Class A Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 15, 2025 at www.virtualshareholdermeeting.com/LAMR2025 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED (IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS) FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. . 2 . 0 . 0 R1 _ 2 0000670283 Continued and to be signed on reverse side

PROXY FOR CLASS B COMMON AND SERIES AA PREFERRED STOCK

THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY

IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS OF

LAMAR ADVERTISING COMPANY

MAY 15, 2025

Each undersigned stockholder of Lamar Advertising Company (the “Company”) hereby appoints Kevin P. Reilly, Jr., Sean E. Reilly and Jay L. Johnson, and each of them acting singly, with full power of substitution, as Proxies to vote on behalf of the undersigned all shares of Class B Common and Series AA Preferred Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 15, 2025, and at all adjournments of the Annual Meeting. The undersigned hereby revokes any proxy previously given with respect to such shares.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no specifications are made, the Proxies named above will vote the shares in accordance with the recommendations of the Board of Directors, which are set forth on the following page of this Proxy Card. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.

(Continued and to be signed on following pages)

ANNUAL MEETING OF STOCKHOLDERS OF

LAMAR ADVERTISING COMPANY

MAY 15, 2025

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 15, 2025 - The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/512816.

Please sign, date and return this proxy card to the Company as soon as possible.

THE DIRECTORS RECOMMEND A VOTE “FOR ALL NOMINEES” FOR DIRECTORS IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1.	Election of directors:

Nominees to Withhold Vote For:
☐ FOR ALL NOMINEES	☐ Nancy Fletcher
☐ John E. Koerner, III
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Mitch Landrieu
☐ Marshall A. Loeb
☐ FOR ALL EXCEPT	☐ Stephen P. Mumblow
(See instructions below)	☐ Thomas V. Reifenheiser
☐ Anna Reilly
☐ Kevin P. Reilly, Jr.
☐ Wendell Reilly
☐ Elizabeth Thompson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year:

☐ FOR

☐ AGAINST

☐ ABSTAIN

Signature of Stockholder:                                      Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Name:

Number of Shares of Class B Common Stock Held on March 17, 2025:

Number of Shares of Series AA Preferred Stock Held on March 17, 2025: